EXHIBIT 3.2

EXHIBIT “A”

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

CCJ ACQUISITIONCORP.

Document Number P11000038861

The undersigned, being the Chief Executive Officer and Chairman of the Board of Directors of CCJ Acquisition Corp., a Florida corporation, hereby certifies that the following Amendments to the Corporation’s Articles of Incorporation have been adopted by the shareholders and the Board of Directors of the Corporation via unanimous written action without a meeting on July 29, 2013 with each director of the Company waiving notice of the meeting.

ARTICLE I

Corporate Name

The name of this corporation is THUNDER FUSION CORPORATION(the “Corporation”).

ARTICLE II

Principal Office

The principal office for the Corporation shall be 150 Rainville Road, Tarpon Springs, Florida 34689.

The amendments were adopted by the shareholders and approved by the Board of Directors. The number of votes cast for the amendments were sufficient for approval.

In all other respects, the Articles of Incorporation shall remain as they were prior to this Amendment being adopted.

CCJ ACQUISITION CORP.

Date: July 29, 2013	By:	/s/Ruggero M. Santilli
Dr. Ruggero M. Santilli,
Chief Executive Officer, Chairman of the Board of Directors